Exhibit 99.1

                                                  Investor and Media Contact:

                                                              Nicole Noutsios
                                                        SoftNet Systems, Inc.
                                                                 415-343-2325
                                                        investors@softnet.com



          SoftNet Systems, Inc. Retains Investment Bank to Investigate
                                Strategic Options



San Francisco, California, May 24, 2001-- SoftNet Systems, Inc. (Nasdaq: SOFN), today announced that it has retained Bear, Stearns & Co. as financial advisor to advise the board of directors on strategic options for the Company.

As previously announced, the Company intends to dispose of its Laptop Lane subsidiary. It intends to maintain the operations of its Intellicom subsidiary for the near term while limiting future investment in Intellicom in order to preserve cash. Following these actions, the Company expects to have, at September 30, 2001, approximately $70 million in cash and net operating loss carry forwards of approximately $200 million.

Consistent with the Company's plan to pursue strategic alternatives, Ronald I. Simon, who has been serving at the request of the board as acting chairman and chief executive officer, has resigned these positions to return to his status as director and consultant to the company. Edward A. Bennett, also a director, has been elected as acting non-executive chairman. George L. Hernandez, vice president finance and administration, has been given the responsibility of acting chief operating officer.

Mr. Bennett stated, "On behalf of my fellow directors, I want to thank Ron Simon for stepping in as acting chief executive officer at a very difficult time, and I am pleased that we will continue to have his advice and counsel as a member of our board of directors. With the assistance of Bear, Stearns, we are confident that our cash and net operating losses can be applied to increase shareholder value."


About SoftNet Systems, Inc.
SoftNet's wholly owned Intellicom subsidiary combines Internet services with sophisticated two-way satellite technology to deliver a turnkey solution for ISPs, schools, corporations and businesses. Intellicom provides two-way satellite Internet access using a proprietary network optimizing technology. The company utilizes state-of-the-art wireless technologies, broadband delivery, data-push and satellite-based Internet access caching products to provide its customers with fast access to information and efficient utilization of existing network capacity. Intellicom operates more than 400 earth stations in the United States, Latin America and the Caribbean as well as a 24-hour-a-day, seven-day-a-week Network Operations Center, Internet Data Center and Customer Support Center. For more information about SoftNet Systems, Inc., please visit www.softnet.com or call 415-365-2500.


This press release contains forward-looking statements concerning SoftNet Systems' anticipated future operating results, future revenues and earnings or adequacy of future cash flow. (These forward-looking statements include, but are not limited to, statements containing the words "expect", "believe", "will", "may", "should", "project", "estimate", "approximately" and like expressions, and the negative thereof.) These statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements, including the risks attendant to a growing business in a new industry as well as those risks described in SoftNet Systems' Quarterly or Annual Report.